BGC PARTNERS

REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

EXHIBIT 99.1
NEW YORK – November 2, 2022 – BGC Partners, Inc. (Nasdaq: BGCP) ("BGC Partners" or "BGC" or the "Company"), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended September 30, 2022.

Howard W. Lutnick, Chairman and CEO of BGC Partners:
"Our pre-tax earnings margin expanded by over 800 basis points and our pre-tax Adjusted Earnings margin expanded by over 300 basis points. This represents the eighth consecutive quarter of Adjusted Earnings margin improvement, driven by our high margin, electronic Fenics business, which now represents over a quarter of our total revenue.
For more than a decade, BGC and the entire financial service industry's trading volumes have been constrained by low interest rates and quantitative easing. Throughout this period, we've worked to automate our business and improve our margins. With our strong margins firmly in place, we welcome the return of interest rates, increasing trading volumes and wider spreads, which we expect to drive our revenue growth for the foreseeable future and produce record levels of profitability for BGC.
With respect to our corporate conversion, I am happy to report that we expect to execute definitive agreements prior to the end of the year."

SELECT FINANCIAL RESULTS1,2,3

Highlights of Consolidated Results (USD millions)	3Q22	3Q21	Change	Constant Currency Change
Revenues (excluding Insurance)	$416.6	$422.1	(1.3)%	4.1%
Revenues	416.6	473.7	(12.1)%	(7.3)%
GAAP income (loss) from operations before income taxes	19.0	(20.6)	192.3%
GAAP net income (loss) for fully diluted shares	7.4	(11.4)	164.6%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	82.8	79.1	4.7%
Post-tax Adjusted Earnings	77.5	74.5	4.1%
Adjusted EBITDA	107.0	93.6	14.3%
Per Share Results	3Q22	3Q21	Change
GAAP fully diluted earnings per share	$0.01	($0.03)	133.3%
Post-tax Adjusted Earnings per share	$0.16	$0.14	14.3%
1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, “Liquidity Analysis”, and "Constant Currency Defined", including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.
2 On November 1, 2021, BGC closed the sale of its Insurance business to The Ardonagh Group receiving approximately $535 million in gross proceeds, subject to limited post-closing adjustments. For additional information, please see press release titled “BGC Completes Sale of Insurance Brokerage Business to The Ardonagh Group" dated November 1, 2021.
3 Constant Currency is defined in the "Non-GAAP Financial Measures" section of this document.

THIRD QUARTER 2022 HIGHLIGHTS (VERSUS THE YEAR AGO PERIOD, UNLESS OTHERWISE STATED)
•Pre-tax Adjusted Earnings margin expanded by 318 basis points.
•Post-tax Adjusted Earnings margin expanded by 289 basis points.
•Record third quarter Fenics revenue of $105.6 million, an improvement of 11 percent (18 percent on a Constant Currency basis).
•Fenics revenue represented 25.4 percent of overall revenue, an all time record.
•Fenics Markets4 revenue of $92.9 million, up 10 percent (17 percent on a Constant Currency basis), with a pre-tax Adjusted Earnings margin of 30.8 percent, an expansion of 107 basis points.
•Fenics Growth Platforms5 revenue of $12.7 million, an improvement of 19 percent (22 percent on a Constant Currency basis).
•Fenics UST revenue was up over 24 percent on average daily volume ("ADV") growth of 14 percent.
•Record third quarter Fenics FX ADV, up 44 percent.
•Lucera revenue improved by 30 percent, its eleventh consecutive quarter of year-over-year revenue growth.
•Fenics Direct generated its eighth consecutive record quarter with ADV up two-fold.
•Average front office productivity improved 6 percent during the quarter.
•Fenics Market Data revenue increased 18 percent.
•Fenics GO revenue increased by 28 percent.

DISCUSSION OF RESULTS6
BGC generated total revenue of $416.6 million during the third quarter of 2022, which declined 1.3 percent versus last year (up 4.1 percent on a Constant Currency basis). During the quarter, the U.S. dollar continued to appreciate against the euro and pound sterling, both of which were approximately 15 percent lower. BGC's total revenue would have been $23 million higher on a Constant Currency basis.
The overall macro trading environment improved during the quarter. This improvement continued to be uneven across products and geographies. Excluding the impact of the stronger U.S. dollar, BGC saw areas of strength across Rates, Credit and Foreign Exchange. This was partially offset by lower Energy & Commodities and Equities volumes. Throughout 2023, the Company expects sustained levels of increased secondary market trading volumes in Rates, Credit and Foreign Exchange, where BGC is a market leader.
Fenics, BGC's higher margin, technology-driven business, represented 25.4 percent of total revenue and grew 10.8 percent (17.7 percent on a Constant Currency basis). Automation has been key to driving BGC's margins higher. Adjusted Earnings margins and average front office productivity both improved year-over-year for the eighth consecutive quarter.

4 Fenics Markets includes the fully electronic portions of BGC’s brokerage businesses, Data, Software and Post-trade revenues that are unrelated to Fenics Growth Platforms, as well as Fenics Integrated revenues. Businesses are categorized as “Fenics Integrated” if they utilize sufficient levels of technology such that significant amounts of their transactions can be, or are, executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent.
5 Fenics Growth Platforms include Fenics UST, Fenics GO, Lucera, Fenics FX and other newer standalone platforms.
6 Discussion of revenue comparisons within this document exclude BGC's Insurance Brokerage business which was sold on November 1, 2021, unless otherwise stated.

CONSOLIDATED REVENUES7,8

Consolidated Revenues (USD millions)	3Q22	3Q21	Change	Constant Currency Change
Rates	$130.0	$128.5	1.1%	10.2%
Foreign Exchange	73.5	73.0	0.7%	2.4%
Credit	58.2	59.0	(1.3)%	6.4%
Energy and Commodities	69.0	74.3	(7.2)%	(5.5)%
Equities	48.4	54.7	(11.6)%	(5.1)%
Total Brokerage Revenues (excluding Insurance)	$379.0	$389.5	(2.7)%	3.0%
Data, Software, and Post-trade	23.8	22.2	7.1%	8.1%
Fees from related parties, interest and dividend income, and other revenues	13.8	10.4	32.4%	34.6%
Total Revenues (excluding Insurance)	$416.6	$422.1	(1.3)%	4.1%
Insurance	—	51.6	NMF	NMF
Total Revenues	$416.6	$473.7	(12.1)%	(7.3)%
Third quarter revenue performance across the business was as follows:
▪Total revenue was $416.6 million, down 1.3 percent (up 4.1 percent on a Constant Currency basis).
▪Voice / Hybrid, including other revenue, was $311.0 million, a decrease of 4.9 percent (up 0.1 percent on a Constant Currency basis).
▪Fenics revenue was $105.6 million, an improvement of 10.8 percent (17.7 percent on a Constant Currency basis); Fenics Markets had a pre-tax Adjusted Earnings margin of 30.8 percent, an expansion of 107 basis points from the year ago period.
Excluding the effects of the stronger U.S. dollar, BGC generated overall revenue growth of 4.1 percent. However, BGC's overall growth reflects unevenness across its products and geographies. For instance, the Company saw significant revenue growth in areas such as European government bonds, interest rate options, credit derivatives, corporate bonds and G10 spot foreign exchange; offset by challenging market conditions in areas such as oil, UK and European power, and European and Asian equity derivatives. Going into 2023, the Company expects broad-based growth across the majority of its products and asset classes. The current macro environment of rapidly rising interest rates and divergent central bank and monetary policies has led to very high levels of volatility. This has caused some market participants to transact less. As this extreme volatility dissipates, BGC expects higher levels of trading activity beginning in 2023 and growing from there.
7 Insurance revenue includes Insurance related Interest and dividend income.
8 Certain numbers may not add due to rounding.

Additionally, the Company saw strong performance during the quarter from Poten's charter, shipping and consultancy business. BGC is the market leader in global LNG shipping and charter, which has seen significant demand and pricing driven by geopolitical conflicts and energy disruptions across Europe.

FENICS

Fenics Revenues (USD millions)	3Q22	3Q21	Change	Constant Currency Change
Fenics Markets	$92.9	$84.7	9.7%	17.2%
Fenics Growth Platforms	12.7	10.6	19.4%	21.5%
Fenics Revenues	$105.6	$95.3	10.8%	17.7%
Fenics generated record third quarter revenue of $105.6 million, growing at a market-leading rate of 10.8 percent (17.7 percent on a Constant Currency basis). Fenics represented 25.4 percent of BGC's overall revenue and is expected to become an ever larger part of BGC's overall business going forward.
Fenics Growth Platforms: Third quarter revenue improved by 19.4 percent from a year ago (21.5 percent on a Constant Currency basis), driven by growth across Fenics UST, Lucera, Fenics FX, Fenics GO, and Portfolio Match, partially offset by Compression and Algomi:
▪Fenics UST revenue increased over 24 percent, driven by ADV growth of 14 percent. CLOB market share was 18 percent during the quarter9. Fenics UST saw significant growth in its streaming offering which reached record levels in the third quarter. Streaming earns significantly higher fee capture. Fenics UST's T-Bill offering continued to scale with ADV growth of 266 percent versus a year ago.
Fenics UST recently launched its automated off-the-run spread facility. This technology enhances trading volumes, Fenics Market Data, and will create trading synergies across FMX Interest Rates futures.
▪Lucera, BGC's infrastructure and software business, had a record quarter, generating strong double-digit revenue growth of 30 percent versus last year. Lucera saw an increase in clients trading both cryptocurrencies and fixed income products through its LUMEMarkets platform. Additionally in the third quarter, Lucera launched a cryptocurrency hosting offering for exchanges and traders.
▪Fenics FX, an ultra-low latency electronic FX trading platform, generated volume growth of 44 percent. Fenics FX continues to win market share, onboard leading market participants, and has grown at market leading levels throughout 2022.
▪Fenics GO, a global options electronic trading platform, saw strong volume growth across its Asian business, where HSCEI, KOSPI and MSCI index options volumes were up 4.7 times versus a year ago. Additionally, Fenics GO saw volume growth of over 120 percent across its EURO STOXX 50 index options offering.
▪Portfolio Match, a credit matching platform, continued to scale during the quarter. Nearly 70 percent of total Portfolio Match volumes were executed via algorithmic trading during the quarter. Portfolio Match supports U.S. and European investment grade and high yield credit. The platform onboarded numerous
9 Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. From 3Q 2021 onward, Greenwich Associates updated its methodology for calculating CLOB market share to more accurately reflect CLOB-only trading volumes.

new clients and this momentum has carried forward into the fourth quarter, setting new records across volumes and trading participants.
Fenics Markets: Revenue improved by 9.7 percent (17.2 percent on a Constant Currency basis), driven by FX, Credit, and Market Data:
▪Fenics Market Data signed 48 new contracts during the third quarter and grew revenue over 18 percent year-over-year. Fenics Market Data continues to see strong demand for its interest rates, inflation, and FX data packages.
▪Fenics Direct, a web-delivered multi-dealer FX options platform, more than doubled its ADV in the quarter.
▪Fenics MIDFX, the leading wholesale FX hedging platform, had its second highest quarter on record, surpassed only by the seasonally busier first quarter of 2022. Fenics MIDFX's Asian NDF ADV improved by 63 percent and is fast becoming the preferred platform for Asian NDF hedging, as clients seek the same highly efficient, risk neutral qualities the platform offers for spot FX.
FMX Update: FMX, which combines Fenics' U.S. Treasury business with a state-of-the-art U.S. Interest Rates futures platform, continues to make significant progress. With required regulatory approvals now expected in the first quarter of 2023, FMX is targeting its launch in the second quarter. The Company will announce the names of the strategic investors prior to the launch. FMX will offer an alternative U.S. Rates futures platform for U.S. Treasury, Eurodollar, and SOFR futures products10.

CONSOLIDATED EXPENSES AND TAXES AND NONCONTROLLING INTEREST11

Consolidated Expenses (USD millions)	3Q22	3Q21	Change
Compensation and employee benefits under GAAP	$202.4	$257.6	(21.4)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	57.7	78.5	(26.4)%
Non-compensation expenses under GAAP	146.0	164.7	(11.3)%
Total expenses under GAAP	$406.1	$500.8	(18.9)%

Compensation and employee benefits for Adjusted Earnings	$200.0	$252.0	(20.6)%
Non-compensation expenses for Adjusted Earnings	133.4	146.3	(8.8)%
Total expenses for Adjusted Earnings	$333.5	$398.3	(16.3)%
The Company’s compensation and employee benefits under both GAAP and Adjusted Earnings decreased by 21.4 percent and 20.6 percent, respectively, due to increased automation, the sale of Insurance, and the positive FX impact on the Company's U.K. and European expenses. BGC's Adjusted Earnings compensation as a percentage of total revenue was 48.0 percent, over 500 basis points lower versus a year ago.
10 Subject to customary regulatory approvals.
11For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

Non-compensation expenses under GAAP and Adjusted Earnings decreased by 11.3 percent and 8.8 percent, respectively, driven by lower occupancy and equipment expense due to the sale of Insurance, as well as lower commissions and floor brokerage, communication, interest and other expenses. These expense reductions were partially offset by higher selling and promotion charges, as COVID-19 restrictions have relaxed across many of the major geographies in which BGC operates.

Taxes and Noncontrolling Interest (USD millions)	3Q22	3Q21	Change
GAAP provision (benefit) for income taxes	$10.8	($6.7)	261.6%
Provision for income taxes for Adjusted Earnings	5.0	3.9	26.2%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	2.5	(2.5)	197.0%
Net income attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.3	0.7	(58.5)%

CONSOLIDATED SHARE COUNT12

Consolidated Share Count (USD millions)	3Q22	3Q21	Change	2Q22	Change (QoQ)
Fully diluted weighted-average share count under GAAP	497.0	387.1	28.4%	507.0	(2.0)%
Fully diluted weighted-average share count for Adjusted Earnings	497.0	530.4	(6.3)%	507.0	(2.0)%
Fully diluted spot share count under GAAP and Adjusted Earnings	494.7	517.2	(4.3)%	500.7	(1.2)%
BGC’s fully diluted spot share count decreased by 6.0 million shares, or 1.2 percent sequentially. Compared to a year ago, BGC's fully diluted spot share count decreased by 22.5 million shares, or 4.3 percent.
BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares in such periods.

SELECT BALANCE SHEET METRICS13
BGC’s liquidity was $510.8 million as of September 30, 2022 compared with $594.8 million as of year-end 2021. The change in BGC's liquidity reflects payments for share and unit repurchases and redemptions, dividends and distributions, and new hires.
Cash and cash equivalents were $473.3 million as of September 30, 2022 versus $553.6 million as of December 31, 2021, while notes payable and other borrowings were $1,050.1 million compared with $1,052.8 million. Total capital was $727.3 million compared with $682.1 million as of year-end 2021.
12“Spot” is used interchangeably with the end-of-period share count.
13 The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

OUTLOOK

BGC’s revenues were approximately 7 percent lower, or flat on a Constant Currency basis, for the first 21 trading days of the fourth quarter of 2022, when compared to the same period in 2021, excluding Insurance. The fourth quarter of 2021 included $19.9 million of Insurance revenue.

BGC's revenue outlook would be approximately $20 million higher on a Constant Currency basis.	Metric (USD millions)	Guidance	Actual
		4Q22	4Q21
	Revenues (excl. Insurance)	$390 - $440	$441.7
	Revenues (excl. Insurance) Constant Currency basis	$410 - $460
	Revenues		$461.6
	Pre-tax Adjusted Earnings	$71 - $91	$86.5
		FY 2022	FY 2021
	Adjusted Earnings Tax Rate (%)	7 - 9%	6.4%

DIVIDEND INFORMATION
On November 1, 2022, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on December 6, 2022 to Class A and Class B common stockholders of record as of November 22, 2022. The ex-dividend date will be November 21, 2022.

CORPORATE CONVERSION
The Joint Committee of BGC Partners' independent Directors of the Board has agreed to pursue and move forward with a conversion of the Company's corporate structure from an Umbrella Partnership/C-Corporation ("Up-C") to a "Full C-Corporation." The conversion would occur pursuant to definitive agreements which the Company expects to execute prior to the end of the year. The conversion to a simpler, more transparent corporate structure aims to improve operational efficiencies and provide investors with an easier to understand organizational structure. Following execution of the agreement and prior to the closing of the corporate conversion, details related to the conversion will be publicly filed with the SEC and distributed to the BGC stockholders.
BGC continues to work through identifying operational synergies which it expects to significantly offset the increase in the Company's corporate tax rate. The Company expects to provide this detailed update prior to the end of the year.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. Additional detail on overall Fenics revenues is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION
BGC will hold a conference call on Wednesday, November 2, 2022 to discuss third quarter 2022 results starting at 10:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcpartners.com. Alternatively, interested parties can access the call by dialing +1 844-200-6205 (U.S.) or +1 929-526-1599 (international) and entering passcode 211-065. After the conference call, an archived recording will be available at http://ir.bgcpartners.com.

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$473,344	$553,598
Cash segregated under regulatory requirements	12,517	13,201
Financial instruments owned, at fair value	38,446	41,244
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,196,110	782,446
Accrued commissions and other receivables, net	296,994	296,423
Loans, forgivable loans and other receivables from employees and partners, net	313,827	286,967
Fixed assets, net	182,079	190,112
Investments	36,295	33,039
Goodwill	487,021	486,919
Other intangible assets, net	196,550	207,747
Receivables from related parties	6,276	5,237
Other assets	431,627	445,233
Total assets	$4,671,086	$3,342,166

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$1,850	$3,584
Repurchase agreements	1,013	—
Accrued compensation	180,906	214,379
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,012,127	656,278
Payables to related parties	78,362	53,764
Accounts payable, accrued and other liabilities	619,367	679,254
Notes payable and other borrowings	1,050,132	1,052,831
Total liabilities	3,943,757	2,660,090
Redeemable partnership interest	15,985	18,761

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
464,265 and 435,944 shares issued at September 30, 2022 and December 31,
2021, respectively; and 324,136 and 317,023 shares outstanding at
September 30, 2022 and December 31, 2021, respectively	4,643	4,359
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of September 30, 2022 and
December 31, 2021, convertible into Class A common stock	459	459
Additional paid-in capital	2,527,199	2,451,135
Treasury stock, at cost: 140,129 and 118,921 shares of Class A common stock at	(690,633)	(623,734)
September 30, 2022 and December 31, 2021, respectively
Retained deficit	(1,136,566)	(1,171,919)
Accumulated other comprehensive income (loss)	(53,083)	(40,548)
Total stockholders' equity	652,019	619,752
Noncontrolling interest in subsidiaries	59,325	43,563
Total equity	711,344	663,315
Total liabilities, redeemable partnership interest and equity	$4,671,086	$3,342,166

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2022	2021	2022	2021
Commissions	$299,430	$367,016	$965,636	$1,192,004
Principal transactions	79,568	73,997	283,338	254,757
Total brokerage revenues	378,998	441,013	1,248,974	1,446,761

Fees from related parties	3,896	3,470	10,838	11,500
Data, software and post-trade	23,808	22,238	71,326	65,826
Interest and dividend income	4,110	3,042	15,506	17,535
Other revenues	5,755	3,984	12,143	12,151
Total revenues	416,567	473,747	1,358,787	1,553,773

Expenses:
Compensation and employee benefits	202,353	257,604	671,494	836,533
Equity-based compensation and allocations of net
income to limited partnership units and FPUs	57,730	78,490	161,739	170,275
Total compensation and employee benefits	260,083	336,094	833,233	1,006,808
Occupancy and equipment	38,710	46,049	117,294	141,598
Fees to related parties	6,551	5,674	18,285	15,574
Professional and consulting fees	15,048	16,836	44,489	53,071
Communications	26,802	29,305	81,859	89,891
Selling and promotion	11,373	9,586	34,754	25,692
Commissions and floor brokerage	13,104	15,908	44,686	48,145
Interest expense	14,499	16,735	43,144	53,268
Other expenses	19,951	24,614	60,736	64,423
Total non-compensation expenses	146,038	164,707	445,247	491,662
Total expenses	406,121	500,801	1,278,480	1,498,470

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	(183)	92	(183)	—
Gains (losses) on equity method investments	3,230	1,816	8,762	4,605
Other income (loss)	5,545	4,513	6,958	11,843
Total other income (losses), net	8,592	6,421	15,537	16,448

Income (loss) from operations before income taxes	19,038	(20,633)	95,844	71,751

Provision (benefit) for income taxes	10,813	(6,692)	40,575	7,056
Consolidated net income (loss)	$8,225	$(13,941)	$55,269	$64,695

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	2,463	(2,539)	8,773	17,141

Net income (loss) available to common stockholders	$5,762	$(11,402)	$46,496	$47,554

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
Continued

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$5,762	$(11,402)	$46,496	$47,554
Basic earnings (loss) per share	$0.02	$(0.03)	$0.13	$0.12
Basic weighted-average shares of common stock outstanding	371,108	387,121	371,692	382,161

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$7,370	$(11,402)	$60,718	$56,033
Fully diluted earnings (loss) per share	$0.01	$(0.03)	$0.12	$0.12
Fully diluted weighted-average shares of common stock outstanding	496,985	387,121	501,958	452,083

Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; “Liquidity”; and "Constant Currency". The definitions of these terms are below.
Adjusted Earnings Defined
BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
■Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
■Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
■GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
■Charges related to amortization of RSUs and limited partnership units.
■Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
■Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.
Compensation charges are also adjusted for certain other cash and non-cash items.
Certain Other Compensation-Related Adjustments for Adjusted Earnings
BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
Calculation of Non-Compensation Adjustments for Adjusted Earnings
Adjusted Earnings calculations may also exclude items such as:
■Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
■Acquisition related costs;
■Certain rent charges;
■Non-cash GAAP asset impairment charges; and
■Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Calculation of Adjustments for Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
■Gains or losses on divestitures;
■Fair value adjustment of investments;
■Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
■Any unusual, one-time, non-ordinary, or non-recurring gains or losses.
Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:
■The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
■The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax, when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings” in the Company’s most recent financial results press release.
Management Rationale for Using Adjusted Earnings
BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:
■Provision (benefit) for income taxes;
■Net income (loss) attributable to noncontrolling interest in subsidiaries;
■Interest expense;
■Fixed asset depreciation and intangible asset amortization;
■Equity-based compensation and allocations of net income to limited partnership units and FPUs;
■Impairment of long-lived assets;
■(Gains) losses on equity method investments; and
■Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new U.K. based headquarters.
The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Timing of Outlook for Certain GAAP and Non-GAAP Items
BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
■Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
■Unusual, one-time, non-ordinary, or non-recurring items;
■The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
■Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
■Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.
Liquidity Defined
BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), financial instruments owned, at fair value, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding Liquidity, see the section of this document and/or in the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Constant Currency Defined
BGC generates a significant amount of its revenues in non-U.S. dollar denominated currencies, particularly in the euro and pound sterling. In order to present a better comparison of the Company's revenues during the period, which exhibited highly volatile foreign exchange movements, BGC provides revenues year-over-year comparisons on a "Constant Currency" basis. BGC uses a Constant Currency financial metric to provide a better comparison of the Company's underlying operating performance by eliminating the impacts of foreign currency fluctuations between comparative periods. Since BGC's consolidated financial statements are presented in U.S. dollars, fluctuations in non-U.S. dollar denominated currencies have an impact on the Company's GAAP results. The Company's Constant Currency metric, which is a non-GAAP financial measure, assumes the foreign exchange rates used to determine the Company's comparative prior period revenues, apply to the current period revenues. Constant Currency revenue percentage change is calculated by determining the change in current quarter non-GAAP Constant Currency revenues over prior period revenues. Non-GAAP Constant Currency revenues are total revenues excluding the effect of foreign exchange rate movements and are calculated by remeasuring and/or translating current quarter revenues using prior period exchange rates. BGC presents certain non-GAAP Constant Currency percentage changes in Constant Currency revenues as a supplementary measure because it facilitates the comparison of the Company's core operating results. This information should be considered in addition to, and not as a substitute for, results reported in accordance with GAAP.

BGC PARTNERS, INC.
RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Q3 2022	Q3 2021
GAAP income (loss) from operations before income taxes	$19,038	$(20,633)

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	57,730	78,490
Other Compensation charges (2)	2,310	5,585
Total Compensation adjustments	60,040	84,075

Non-Compensation adjustments:
Amortization of intangibles (3)	3,684	4,959
Acquisition related costs	—	85
Impairment charges	341	575
Other (4)	8,578	12,832
Total Non-Compensation adjustments	12,603	18,451

Other income (losses), net adjustments:
Losses (gains) on divestitures	183	(92)
Fair value adjustment of investments (5)	—	(154)
Other net (gains) losses (6)	(9,104)	(2,570)
Total other income (losses), net adjustments	(8,921)	(2,816)

Total pre-tax adjustments	63,722	99,710

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$82,760	$79,077

GAAP net income (loss) available to common stockholders	$5,762	$(11,402)
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	2,190	(3,197)
Total pre-tax adjustments (from above)	63,722	99,710
Income tax adjustment to reflect adjusted earnings taxes (8)	5,833	(10,639)

Post-tax adjusted earnings	$77,507	$74,472

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.01	$(0.03)

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	0.01	—
Total pre-tax adjustments (from above)	0.13	0.19
Income tax adjustment to reflect adjusted earnings taxes	0.01	(0.02)

Post-tax adjusted earnings per share	$0.16	$0.14

Fully diluted weighted-average shares of common stock outstanding	496,985	530,432

Dividends declared per share of common stock	$0.01	$0.01
Dividends declared and paid per share of common stock	$0.01	$0.01

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q3 2022	Q3 2021
Issuance of common stock and grants of exchangeability	$32,469	$47,177
Allocations of net income	3,492	6,943
LPU amortization	18,961	19,861
RSU amortization	2,808	4,509
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$57,730	$78,490

(2) GAAP Expenses in the third quarter of 2022 included $0.7 million of certain acquisition-related compensation expenses, and $1.6 million of other compensation related adjustments. GAAP expenses for the third quarter of 2021 included $0.5 million of certain acquisition-related compensation expenses, certain one-off costs associated with the cost reduction program of $3.8 million, and certain loan impairments related to the cost reduction program of $1.3 million.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) GAAP expenses in the third quarter of 2022 and 2021 included Charity Day Contributions of $6.4 million and $7.1 million, respectively, as well as various other GAAP items. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.

(5) The third quarter of 2021 includes a non-cash gain of $0.2 million related to fair value adjustments of investments held by BGC.

(6) For the third quarter of 2022 and 2021, includes non-cash gains of $3.2 million and $1.8 million, respectively, related to BGC's investments accounted for under the equity method. The third quarter of 2022 also included a net gain of $5.9 million related to other recoveries and various other GAAP items, while the third quarter of 2021 also included a net gain of $0.8 million related to various other GAAP items.

(7) Primarily represents Cantor's pro-rata portion of net income.

(8) BGC's GAAP provision for income taxes is calculated based on an annualized methodology. The Company's GAAP provision (benefit) for income taxes was $10.8 million and ($6.7) million for the third quarters of 2022 and 2021, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted by $5.8 million and ($10.6) million for the third quarters of 2022 and 2021, respectively. As a result, the provision (benefit) for income taxes with respect to Adjusted Earnings was $5.0 million and $3.9 million for the third quarters of 2022 and 2021, respectively.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
UNDER GAAP AND FOR ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Q3 2022	Q3 2021

Common stock outstanding	371,108	387,121
Limited partnership units	57,850	—
Cantor units	57,252	—
Founding partner units	7,632	—
RSUs	1,770	—
Other	1,373	—

Fully diluted weighted-average share count under GAAP	496,985	387,121

Non-GAAP Adjustments:
Limited partnership units	—	72,582
Cantor units	—	55,131
Founding partner units	—	9,841
RSUs	—	4,195
Other	—	1,562

Fully diluted weighted-average share count for Adjusted Earnings	496,985	530,432

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021

Cash and cash equivalents	$473,344	$553,598
Financial instruments owned, at fair value	38,446	41,244
Repurchase agreements	(1,013)	—
Total Liquidity	$510,777	$594,842

        BGC PARTNERS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Q3 2022	Q3 2021
GAAP net income (loss) available to common stockholders	$5,762	$(11,402)

Add back:

Provision (benefit) for income taxes	10,813	(6,692)

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	2,463	(2,539)

Interest expense	14,499	16,735

Fixed asset depreciation and intangible asset amortization	18,632	20,222

Impairment of long-lived assets	341	621

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	57,730	78,490

(Gains) losses on equity method investments (3)	(3,230)	(1,816)

Adjusted EBITDA	$107,010	$93,619

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the third quarters of both 2022 and 2021, includes non-cash gains of $3.2 million and $1.8 million, respectively, related to BGC's investments accounted for under the equity method.

Other Items of Note
Unless otherwise stated, all results provided in this document compare the third quarter of 2022 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.
About BGC Partners, Inc.
BGC Partners, Inc. (“BGC”) is a leading global brokerage and financial technology company. BGC, through its various affiliates, specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, and Futures. BGC, through its various affiliates, also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through its brands, including FMX™, Fenics®, Fenics Market Data™, Fenics GO™, BGC®, BGC Trader™, Capitalab®, and Lucera®, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, FMX, Fenics Market Data, kACE2, Fenics GO, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC and/or its affiliates.
BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP”. BGC is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.
Discussion of Forward-Looking Statements about BGC
Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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